Exhibit 10.24

Amendment

To the Amended and Restated Change in Control Agreement

WHEREAS, Dean Foods Company, a Delaware Corporation (the “Company”) and Edward F. Fugger (the “Executive”) have previously entered into an Amended and Restated Change in Control Agreement (the “Change in Control Agreement”);

WHEREAS, the Company has announced its intent to effect an initial public offering (the “IPO”) of common stock of The WhiteWave Foods Company, a Delaware corporation and wholly-owned subsidiary of the Company(“WhiteWave”);

WHEREAS, the Company is also contemplating the possible separation of WhiteWave into an independent entity, either through a tax-free spin-off or other tax-free disposition to the Company’s stockholders of all or a portion of the Company’s ownership interest in WhiteWave following the IPO, such that the Company no longer holds a controlling interest in the voting securities of WhiteWave (the “Spin-Off”);

WHEREAS, the Executive either is already an officer of WhiteWave or will become an officer of WhiteWave in connection with the IPO;

WHEREAS, the Executive’s association with the Company would be expected to end if the Spin-Off is effected or if the Company otherwise reduces its ownership of the voting securities in WhiteWave such that WhiteWave ceases to be a controlled subsidiary of the Company other than pursuant to a transaction constituting a Change in Control of WhiteWave;

WHEREAS, in light of the anticipated transactions, the Company has determined it is in its best interests to amend the Change in Control Agreement to cause the benefits payable to the Executive thereunder to become payable in the event of an involuntary or constructive termination of employment of the Executive within a specified period following a change in control of either the Company or WhiteWave, in either case occurring prior to a Spin-Off or other event leading to WhiteWave no longer being a controlled subsidiary;

WHEREAS, Executive has agreed that, in connection with the amendment of the Change in Control Agreements to include as a change in control of WhiteWave an event providing for the protections afforded under the Change in Control Agreement, Executive will waive any right to a gross-up payment relating to excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as has previously been provided for under the Change in Control Agreement; and

WHEREAS, Section 8 of the Change in Control Agreement provides that the Change in Control Agreement may be modified by a written instrument signed by the Company and the Executive.

NOW THEREFORE, the Change in Control Agreement is hereby amended as follows:

1. The definition of “Change in Control” in Section 1 of the Change in Control Agreement shall be amended by adding the following language to the end thereof:

In addition, following the initial issuance of shares of Class A Common Stock (the “IPO Effective Date”) pursuant to an initial underwritten public offering of the common stock of The WhiteWave Foods Company (“WhiteWave”), the term “Change in Control” shall be deemed also to include any change in control of WhiteWave, which shall be defined in the same manner as the definition related to the Company set forth above, but substituting WhiteWave for the Company. For the avoidance of doubt, the intent of the immediately preceding sentence is that the benefits described in Section 2 of this Agreement shall be payable to Executive upon a termination of Executive’s employment with WhiteWave under the circumstances described in Section 2(a) or Section 2(b) of this Agreement following a Change in Control of the Company or WhiteWave that occurs after the IPO Effective Date and prior to the termination of this Agreement. For the avoidance of doubt, neither (a) a tax-free spin-off or other tax-free disposition to the Company’s stockholders of all or a portion of the Company’s ownership interest in WhiteWave following the IPO, such that the Company no longer holds a controlling interest in the voting securities of WhiteWave (a “Spin-Off”), (b) a change in the composition of the Board of WhiteWave effected at the direction of the Company nor (c) the sale (or deemed sale) of stock of White Wave to any underwriter(s) (as such term is defined in Section 2(a)(11) of the Securities Act of 1933, as amended) pursuant to an underwritten public offering (or series of such underwritten public offerings) shall constitute a Change of Control of WhiteWave or the Company.

2. The current language of Section 3 (Excise Taxes) of the Change in Control Agreement shall be deleted in its entirety and replaced by a new Section 3 that reads as follows:

3. Excise Taxes. If the Company reasonably determines that (i) the termination benefits payable to the Executive pursuant to this Agreement would subject the Executive to an excise tax under Section 4999 of the Code, and (ii) the net amount that the Executive would realize from such benefits on an after-tax basis would be greater if the benefits payable hereunder were limited, then the benefits payable hereunder shall be limited such that the Executive’s net payment received on an after-tax basis is $1 less than the amount at which the payment would be subjected to the excise tax under Section 4999 of the Code. Any reduction in the amount of benefits payable hereunder shall be debited, in order from the amounts payable under Section 2(a)(ii), then 2(a)(iii) and then 2(a)(iv).

3. Section 2(c) of the Change in Control Agreement shall be renamed “Treatment of Equity Following a Change in Control” and shall be revised to read in its entirety as follows:

(i) All of the Executive’s unvested awards under the Company’s stock award plans shall automatically and immediately vest in full upon the occurrence of a Change in Control.

(ii) All of the Executive’s outstanding equity awards issued under the WhiteWave 2012 Stock Incentive Plan (the “WhiteWave Plan”) shall be governed by the terms and conditions of the WhiteWave Plan and the applicable award agreements issued to the Executive thereunder.

4. A new Section 12 shall be added to the Change in Control Agreement to read as follows:

12. Survival of Agreement. For the avoidance of doubt, in the event that, prior to the occurrence of a Change in Control of the Company or WhiteWave, (a) a Spin-Off (other than a Spin-Off that is followed immediately by the consummation of a transaction that constitutes a Change in Control of WhiteWave that occurs pursuant to a binding written agreement entered into prior to the date of the Spin-Off) shall occur or (b) the Company otherwise reduces its ownership of the voting securities in WhiteWave such that WhiteWave ceases to be a controlled subsidiary of the Company other than pursuant to a transaction constituting a Change in Control of WhiteWave, this Agreement shall terminate and neither the Company, WhiteWave or the Executive shall have any obligation to the other hereunder.

5. This Amendment shall be and become effective upon the IPO Effective Date. If an IPO is not consummated on or before December 31, 2013, this Amendment shall be rendered void and without effect.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of December 4, 2012.

DEAN FOODS COMPANY

By:	/s/ Timothy A. Smith
Treasurer and Senior Vice President

EXECUTIVE

/s/ Edward F. Fugger

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